Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Carter Bankshares, Inc. of our report dated June 5, 2020 relating to the consolidated balance sheet of Carter Bank & Trust as of December 31, 2019 and the consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity and cash flows for the year ended December 31, 2019, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Carter Bank & Trust for the year ended December 31, 2019.

/s/ Crowe LLP
Crowe LLP

Washington, D.C.

December 3, 2020